RHEOMETRIC SCIENTIFIC, INC.

                            One Possumtown Road

                       Piscataway, New Jersey 08854

                                                  May 30, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Rheometric Scientific, Inc., to be held on June 20, 1996, at 10:00 a.m. at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey. Your Board of Directors and Management look forward to greeting personally those shareholders able to attend and to respond to any questions you may have concerning your Company.

     The matters to be acted upon at the meeting, as well as other important information, are set forth in the accompanying Notice of Annual Meeting and Proxy Statement which you are urged to review carefully.

     Regardless of your plans for attending in person, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to complete, sign, date, and return the enclosed proxy card in the enclosed postage paid envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted, if, for any reason, you are unable to attend.

     Your interest and support in the affairs of Rheometric Scientific are appreciated.

                                   Sincerely,

                                   Robert E. Davis

                                   Chairman of the Board

                        RHEOMETRIC SCIENTIFIC, INC.

                            One Possumtown Road

                       Piscataway, New Jersey 08854

                              (908) 560-8550

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To:  The Shareholders of Rheometric Scientific, Inc.

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders (the "Annual Meeting") of Rheometric Scientific, Inc. ("RSI") will be held on June 20, 1996, at 10:00 a.m. at RSI's headquarters, One Possumtown Road, Piscataway, New Jersey, to consider and act upon the following proposals:

     1. To elect six directors to the Board of Directors, each to serve for a one-year term;

     2. To consider and act upon a proposal to approve the Company's 1996 Stock Option Plan;

     3. To approve the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent auditors of RSI for the fiscal year ending December 31, 1996; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Pursuant to RSI's Bylaws, the Board of Directors has fixed the close of business on May 15, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Rheometric Scientific's Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                   By Order of the Board of Directors



                                   RICHARD J. GIACCO
                                   Secretary

Piscataway, New Jersey
May 30, 1996


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE PROVIDED TO YOU. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                        RHEOMETRIC SCIENTIFIC, INC.

                            One Possumtown Road

                       Piscataway, New Jersey 08854

                              (908) 560-8550

                              PROXY STATEMENT

                      Annual Meeting of Shareholders

                               June 20, 1996

     This Proxy Statement ("Proxy Statement") is being furnished to shareholders of Rheometric Scientific, Inc. (the "Company" or "RSI") in connection with the solicitation by the Board of Directors of RSI of proxies to be used at the annual meeting of shareholders of RSI (the "Annual Meeting") to be held on June 20, 1996, at 10:00 a.m. at the Company's headquarters, One Possumtown Road, Piscataway, New Jersey, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of RSI on or about May 30, 1996.

     At the Annual Meeting, shareholders will be asked to (i) elect six directors to the Board of Directors, each for a one-year term (Proposal 1, see page 5); (ii) consider and approve the Company's 1996 Stock Option Plan (Proposal 2, see page 12) (iii) approve the appointment of Coopers & Lybrand L.L.P. as independent auditors of RSI for the fiscal year ending December 31, 1996 (Proposal 3, see page 14); and (iv) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Axess Corporation ("Axess"), which currently owns 76.6% of outstanding common stock of the Company ("Common Stock"), intends to vote its shares in favor of all Proposals.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Each outstanding share of Common Stock entitles its owner to one vote on all matters as to which a vote is taken at the Annual Meeting. The close of business on May 15, 1996, has been fixed by the Board of Directors of RSI as the record date for determination of shareholders entitled to vote at the Annual Meeting (the "RSI Record Date"). The number of shares of Common Stock issued and outstanding and entitled to vote on the RSI Record Date was 13,161,739. The presence, in person or by proxy, of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the RSI Record Date (6,580,870 shares) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of at least a majority of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for the approval of all matters other than the election of directors. Abstentions and broker non-votes are not included as votes cast and accordingly will be excluded from the total number of votes upon which a majority is based. Thus, votes to abstain and broker non-votes will have no effect on the vote tabulation for such proposals. Directors shall be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting. According to the Company's Bylaws, unless otherwise provided by the New Jersey Business Corporation Act or the Company's Certificate of Incorporation, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter.

     All proxies in the enclosed form of proxy that are properly executed and returned to RSI prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. All executed but unmarked RSI proxies will be voted FOR approval of the Proposals set forth in this Proxy Statement. A proxy may be revoked by any shareholder who attends the Annual Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any RSI shareholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of RSI, stating that the proxy is revoked. At the Annual Meeting, shareholders' votes cast, either in person or by proxy, will be tabulated by First Interstate Bank, the RSI transfer agent.

     The management of RSI does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the applicable form of proxy will vote the shares represented by proxies on such matters as determined by a majority of the Board of Directors.

     The expense of printing this Proxy Statement and the proxies solicited hereby and any filing fees incurred in connection with the Proxy Statement and certain other filings will be borne entirely by RSI. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of RSI, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHARE-HOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

     The following table sets forth information as of May 15, 1996, with respect to persons known by RSI to be the beneficial owners of more than 5% of outstanding Common Stock.

                                       No. of Shares
                                       Beneficially

Name and Address                       Owned (1)            Percent


Axess Corporation
3801 Kennett Pike
Greenville, Delaware 19807           10,076,257              76.6%

Mary M. Diehl
13 Beverly Drive
Belle Mead, New Jersey  08502        780,236 (2)              5.9%

Dr. Joseph M. Starita
16 Deerfield Court
Basking Ridge, New Jersey 07920      774,235 (3)              5.9%



(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("1934 Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock
     (1) over which he or she has or shares voting or investment power, or
     (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days from May 15, 1996. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2) Generally, the Company relies upon written representations of its Directors, executive officers and 5% shareholders and copies of the reports they have filed with the Securities and Exchange Commission. The share information for Ms. Mary M. Diehl is as of May 3, 1996 pursuant to a Form 13(d) filed with the Securities and Exchange Commission on May 22, 1996.

(3) The share information for Dr. Starita is as of May 20, 1996, pursuant to a Form 13(d) filed with the Securities and Exchange Commission on May 22, 1996. Excludes beneficial ownership of shares held by close family members.



Security Ownership in Axess of Certain Beneficial Owners

     The following table sets forth information as of May 15, 1996, with respect to shares of Axess common stock beneficially owned by directors and executive officers of RSI.

                                   No. of Shares
Name and Title with RSI         Beneficially Owned (1)    Percent

Robert E. Davis, Chief Executive

Officer and Chairman of the Board     469,565               21.6%

Alexander F. Giacco, Director    469,565 (2)                21.6%

Richard J. Giacco, Director            46,957                2.6%

R. Michael Hendricks, Director    187,826 (3)                8.6%

(1)    See footnote (1) in "Security Ownership of Certain Beneficial
  Owners."

(2) 446,087 shares (20.3%) are held by a revocable trust for which Mr. Giacco is the settlor, a beneficiary and a trustee. 23,478 shares (1.3%) are held by a company in which Mr. Giacco has sole voting power.

(3) Held by a revocable trust for which Mr. Hendricks is the settlor, a beneficiary and a trustee.

Security Ownership of Management

     The following table sets forth information as of May 15, 1996, with respect to shares of Common Stock beneficially owned by each director, director nominee and Named Executive Officer (see "EXECUTIVE COMPENSATION") of RSI and by all directors and executive officers as a group.



                                 No. of Shares

Name and Title                   Beneficially Owned(1)   Percent

Robert E. Davis, Chief Executive
 Officer, Chairman of the Board         5,000               *

Leonard Bogner, Director                   --              --

Alexander F. Giacco, Director      35,000 (2)               *

Richard J. Giacco, Director        3,000 (3)                *

R. Michael Hendricks, Director          3,000               *

Robert K. Prud'homme, Director           --                --

Matthew Bilt, Vice President,
 Human Resources                        2,000               *

Alan R. Eschbach, Executive
 Vice President                         2,240               *

John C. Fuhrmeister, Vice
 President, Finance &
 Administration                            --              --

Ronald F. Garritano, Vice
 President, Technology                  3,735               *

All directors and executive officers
 as a group (10 persons)              53,975                *


* Denotes less than 1% of the outstanding shares of Common Stock.

(1) See footnote (1) in "Security Ownership of Certain Beneficial Owners."

(2) Includes beneficial ownership of 10,000 shares held as custodian for grandchildren.

(3) Includes beneficial ownership of 1,000 shares held in an investment partnership for the benefit of his children and managed by Mr. Giacco.



Compliance With Section 16(a) of the 1934 Act

     Section 16(a) of the 1934 Act requires the Company's officers, directors, and beneficial owners of more than 10% of the outstanding Common Stock to file reports of their ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission. The Company believes that during 1995 all such filings were made on a timely basis.



                           ELECTION OF DIRECTORS
                               (Proposal 1)

     The Bylaws of RSI provide that the number of directors shall not be fewer than three nor more than 15. The Board of Directors by resolution has established the number of directors to be seven. Under the Company's Certificate of Incorporation, the directors shall all be of one class.

     Although the size of the Board is seven, six directors are currently being nominated for election. The Board has elected at this time to leave one seat vacant.

     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named in the table below as nominees. If any such director should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the proxy holders will vote for the election of such other person or persons as the Board of Directors may recommend.

Information as to Nominees

     The following table sets forth the names of the Board of Directors' nominees for election as directors. Also set forth is certain biographical information with respect to each nominee, including age, principal occupation or employment during the past five years, positions held with RSI, the periods during which he has served as a director and any other directorships held.

                      Principal Occupation or Employment
                      During the Past Five Years and       Director
Name             Age  Office (if any) Held in the Company   Since

Robert E. Davis   64  Chairman of the Board since        1992
                     April 27, 1995, President and Chief
                     Executive Officer since September 20,
                     1993.     Managing Director, Axess
                     Corporation since its inception in
                     1991; prior thereto served as
                     president and chief operating
                     officer (1983-1991) of Sequa
                     Corporation, a diversified,
                     multinational, manufacturing
                     company formerly known as Sun
                     Chemical Corporation; and a
                     Director of USF&G Corp. a
                     surety company, and a Director
                     of H&R Block Corp., a personal
                     services company.

Leonard Bogner  55  President, Bogner Business               1995
                     Consultants, Inc. since its formation
                     in November 1994; prior thereto,
                     Senior Chemicals Research Department
                     Analyst, Prudential Securities
                     Brokerage Firm, from May 1986 to
                     October 1994.

Alexander F.      76 Managing Director, Axess Corpora-        1993
Giacco               tion since its inception in 1991;
                     prior thereto Chairman of the Board
                     of Directors of HIMONT Incorporated,
                     a plastics manufacturing company,
                     since its formation (1983-1991), and
                     served as CEO (1987-1990); and a
                     Director of Marvin & Palmer Associates,
                     Inc., a portfolio management firm.
                     Mr. Giacco is the father of Richard
                     J. Giacco.


Richard J. Giacco 43 Vice President and General Counsel,      1992
                    Axess Corporation since its inception
                     in 1991; prior thereto served as
                     associate general counsel for Safeguard
                     Scientifics, Inc., a computer software
                     and electronics company since 1985.
                     Mr. Giacco is the son of Alexander
                     F. Giacco.

R. Michael        58 President, Axess Corporation since  1992
Hendricks            its inception in 1991; prior thereto
                     served as president and chief operating
                     officer of HIMONT Incorporated, a
                     plastics manufacturing company, since
                     1983.

Robert K.         48  Professor of Chemical Engineering at   1981
Prud'homme            Princeton University since 1978;
                      Consultant to FMC, Inc., Dow Chemical
                      Company and DuPont, Inc.

EXECUTIVE COMPENSATION
     The following table sets forth a summary of all compensation paid or accrued by the Company for services rendered during the 12-month periods ended December 31, 1993, 1994, and 1995, to the Company's chief executive officer and the four most highly compensated executives of the Company whose aggregate salary exceeded $100,000 for the 12-month period ended December 31, 1995 (the "Named Executive Officers"):

Summary Compensation Table
                              Annual Compensation
                                                      All other
 Name and                           Salary  Bonus(1) Compensation
  Principal Position           Year  ($)     ($)         ($) (2)

Robert E. Davis (3)            1995  150,000       0         0
  Chief Executive Officer      1994  150,000       0         0
  and President                1993        0       0         0

Alan R. Eschbach               1995  153,948   4,996     3,150
  Executive Vice President,    1994  140,627       0     2,728
  Chief Operating Officer      1993  120,242       0     2,648

Ronald F. Garritano            1995  140,658   3,293     2,809
  Vice President, Technology   1994  137,314       0     2,731
                               1993  128,994       0     2,696

John C. Fuhrmeister, Vice      1995  121,047   2,770     1,986
  President, Finance &         1994   98,434       0     2,086
  Administration (5)

Matthew Bilt, Vice President,  1995  114,423   2,585     1,386
  Human Resources (6)          1994  102,537       0     1,830


(1) The 1995 incentive bonus pool was distributed to the Named Executive Officers in May 1996.

(2) Company contributions under the Savings and Investment Retirement Plan.

(3) Mr. Davis became president and CEO of the Company on September 20, 1993 and received no compensation from RSI for services rendered for the balance of 1993. Effective January 1, 1994, RSI and Axess agreed that

   RSI will pay to Axess a management fee equal to $150,000 per year for said services. All of Mr. Davis's compensation is paid by Axess.

(4) Mr. Eschbach became Chief Operating Office effective November 10, 1994.

(5) Mr. Fuhrmeister became an officer of the Company on May 3, 1994.

(6) Mr. Bilt became an officer of the Company on May 3, 1994.



Option Grants, Exercises, and Year-End Value

     During the 12-month period ended December 31, 1995, no stock options were granted to or exercised by any Named Executive Officers. At December 31, 1995, no Named Executive Officer had any outstanding stock options.

Board Committees

     The Board of Directors has a Stock Option and Compensation Committee (the "Compensation Committee"), which is responsible for administering the Option Plan. The members of the Compensation Committee are Messrs. Bogner, Hendricks, and R. Giacco. During the 12-month period ended December 31, 1995, the Compensation Committee held one meeting.

     The Board of Directors has an Audit Committee which reviews the scope and procedures of the audit activities of the independent auditors and their reports on their audits. It also reviews reports from RSI's financial management and independent auditors on compliance with corporate policies and the adequacy of RSI's internal accounting controls. The members of the Audit Committee are Messrs. Giacco, Hendricks, Bogner, and Dr. Prud'homme. It held one meeting during the 12-month period ended December 31, 1995.

Attendance at Meetings

     During the 12-month period ended December 31, 1995, the Board of Directors held four meetings, two of which were special telephonic meetings. No director attended fewer than 75% of the meetings.

Compensation of Directors

     Non-employee directors of the Company are paid an annual retainer fee of $3,000, plus $1,000 per Board meeting attended in person and reimbursement of their travel expenses. No fees are paid for committee meetings or special telephone meetings.

Employment Agreements

     The Company has employment agreements with Messrs. Eschbach, and Garritano under which base annual salary for 1996 is $159,150 for Mr. Eschbach and $141,900 for Mr. Garritano. Messrs. Eschbach's and Garritano's agreements are one year agreements and subject to automatic annual renewal absent Board action.

Compensation Committee Report on Executive Compensation

     Decisions on compensation of RSI's executives generally are made by the three-member Compensation Committee. Each member of the Compensation

Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of RSI's executive officers are approved by the full Board of Directors.

     Executive Compensation Policies. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist RSI in attracting and retaining qualified executives. Target levels of the executive officers' overall compensation are intended to be consistent with others in the Company's industry, but are increasingly being steered toward programs contingent upon the Company's performance. Compensation paid to RSI's Named Executive Officers in 1995 consisted of base salary and an incentive bonus which was distributed in May 1996.

     Alan R. Eschbach and Ronald F. Garritano are employed pursuant to written employment agreements which establish their base annual salary. The terms of the agreements in the judgment of the Compensation Committee are standard and appropriate for these executives and accordingly were endorsed by the Compensation Committee and ratified by the remaining members of the Board.

     Compensation increases for all the executive officers will be based upon the achievement of specific operating objectives assignable to the executive officers as a group and/or individually. These objectives will include, but are not limited to, the successful accomplishment of milestones in RSI's long-term strategic plan and the achievement of each year's operating budget.

     All executive officers are entitled to receive incentive compensation based on the performance of such officer. In this regard, on January 27, 1994, the Compensation Committee approved an incentive pay system (the "Incentive System"). The Incentive System has been designed to motivate job performance and increase organizational productivity. Under the Incentive System, the Company will establish and fund an incentive pool based on achievement by the Company of performance objectives relating to profit, cash flow, revenue and cost reduction. Participation in this program will be limited to select key positions to be designated by the Compensation Committee. Participants must be in the program for an entire calendar year before being eligible for a bonus, subject to exceptions made for newly hired employees. The incentive pool will be distributed to designated participants proportionately based on the relationship that an individual's base pay has to the aggregate base pay of all participants.

     The 1995 incentive pool was established on a restrictive level based upon profitability forecasts. Although the 1995 financial results did not trigger a pay-out under the program guidelines, management had made substantial progress in that they had been able to both increase revenues and return the Company to profitability. It was determined that a bonus pool of approximately $26,200 would be distributed to the participants. A similar incentive pool was established in 1996 to be funded based on a formula of performance objectives relating to revenue, operating income, cash management, and cost reductions.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Compensation Committee may increasingly utilize these elements in compensation packages for its executive officers.

     Named Executive Officers, other than Mr. Davis, may be granted options to purchase Common Stock and are eligible to participate on the same terms as non-executive employees in the Company's Savings and Investment Retirement Plan (the "Savings Plan"), a broad-based plan which accords benefits based on pre-established formulas and eligibility criteria, as well as Company group life and health insurance plans. All decisions with respect to option grants will be made solely by the Compensation Committee.

     President and CEO Compensation. As chief executive officer of RSI, Mr. Davis did not receive any compensation from the Company. The Company agreed to pay Axess a management fee of $150,000 per year for services to be rendered by Mr. Davis. Mr. Davis has devoted substantially all of his time on behalf of Axess to RSI. Mr. Davis is compensated well in excess of $150,000 by Axess.

                              Respectfully submitted,

                              Stock Option and Compensation Committee

                              Leonard Bogner

                              R. Michael Hendricks

                              Richard J. Giacco





Stock Performance Chart

     The following table sets forth comparative information regarding RSI's cumulative shareholder return on Common Stock over the last five fiscal years ended December 31, 1995. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. RSI's cumulative shareholder return based on an investment of $100 at the beginning of the five-year period beginning January 1, 1991 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of public companies whose securities have been trading publicly since January 1, 1991 and which report under the standard industrial classification code 3826 (20 companies excluding RSI) (the "Peer Group Index").

                      Comparison of Cumulative Total

                             Return Among RSI,

                 NASDAQ Market Index and Peer Group Index

                for the Five Years Ended December 31, 1995





                         [GRAPH]



                         December 31,

                          1991     1992     1993     1994     1995


    RSI            100   157.14   114.29    78.57    71.43    85.71

    Peer Group     100   126.12   133.17   138.73   124.54   199.59

    Nasdaq Market  100   128.38   129.64   155.50   163.26   211.77


Source:  Media General Financial Services

Certain Relationships and Related Transactions

     In 1994 the Company acquired the Polymer Laboratories Thermal Sciences Business (the "PL Thermal Sciences Business") through a series of transactions involving Axess. These transactions were fully described in the Company's Proxy Statement dated October 26, 1994. As part of the Acquisition, the Company and Axess entered into a series of term notes to be used for working capital, and in April 1994, the Company acquired the accounts receivables and inventory of United States Division of the Thermal Sciences Division of Polymer Laboratories Ltd. ("Polymer Labs"). In November 1994, the Company closed the transactions whereby it issued stock to Axess in exchange for the contribution by Axess of all the outstanding capital stock of its two wholly-owned subsidiaries and the exercise by Axess of a convertible subordinated promissory note. These transactions represent the transfer by Axess to RSI of all of the PL Thermal Sciences Business. As a result, Axess owns 76.6% of the outstanding shares of the Company's Common Stock.

     On March 7, and 25, 1994, Axess and the Company's UK subsidiary, executed subordinated term notes of $150,000 and $225,000, respectively, due January 1, 1996, bearing interest at a rate equal to the British Prime Rate plus 1.5% (7.75% at December 31, 1995).

     In 1995, Axess provided $2,400,000 in additional working capital to the Company in the form of subordinated debt. The subordinated debt was to mature on April 30, 1996 and bore interest at 12% payable monthly. In addition, Axess agreed that it would extend the maturities on all debt obligations ($3,715,000 at December 31, 1994) of the Company to Axess until April 30, 1996. At the same time, Axess also agreed to defer interest payments on all debt obligations through September 30, 1995. On September 30, 1995, Axess agreed that it would continue the deferral of interest on all debt obligations, including the notes with the UK subsidiary, totaling $6,115,000 through December 31, 1995.

     On February 23, 1996, Axess and the Company consolidated all of the outstanding notes described above (except for the notes with the UK subsidiary), totaling $5,740,000, along with deferred interest amounting to $517,972, into a new subordinated note for an aggregate amount of $6,257,972. The new note bears interest at 12% payable monthly and is due February 28, 1999.

     On March 6, 1996, the Company paid to Axess $375,000, in payment of the Company's two UK Subsidiary notes, plus interest in the amount of $27,417, for an aggregate amount of $402,417.



                       APPROVAL OF 1996 STOCK OPTION PLAN

                               (Proposal 2)

     The Board of Directors of the Company has adopted and is proposing for stockholder approval the 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to encourage eligible employees of the Company to acquire shares of Common Stock, to create an added incentive to improve Company performance and to encourage continued employment of employees. The summary of the Plan set forth in this Proxy Statement is qualified in its entirety by reference to the Plan. Any shareholder wishing a full copy of the plan may request a copy by contacting the Secretary at RSI's corporate headquarters. The affirmative vote of the holders of at least a majority of the votes cast by holders of Common Stock entitled to vote at the Annual Meeting is required for approval of the Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of approving the Plan.
The following is a brief summary of the Plan.

    The Plan is administered by the Compensation Committee. 250,000 shares of Common Stock have been reserved for issuance under the Plan. Options will have a maximum term of 10 years and will be exercisable at such time or times as the Compensation Committee shall determine and set forth in the option agreement relating thereto. Options granted under the Plan are intended to be "incentive stock options" under the Internal Revenue Code of

1986, as amended (the "Code"), unless otherwise specified in the option agreement or unless the option would exceed certain limitations for incentive stock options in the Code.

    Options granted under the Plan are not transferable and may be exercised only by the optionee during his or her lifetime (or by the optionee's estate in the case of death). If an optionee's employment with the Company terminates by reason of death or permanent and total disability, his or her options may be exercised, to the extent such options were exercisable immediately prior to such termination of employment, within one year after such termination of employment unless otherwise provided in the option agreement (but not later than the date the option would otherwise expire). Provisions for the exercise of options following termination of employment for any reason other than death or disability will be determined by the Compensation Committee and set forth in the option agreement.

     The purchase price of each share of stock subject to an option under the Plan will be fixed by the Compensation Committee in the respective option agreement. In the case of an option that is intended to be an incentive stock option, the exercise price of an option granted to any employee who owns more than 10% of the total combined voting power of the Company must be at least equal to 110% of the fair market value of the Common Stock on the date of grant, and any such option must expire within five years from the date of grant. Payment for shares granted under the Plan may be made in cash, or, if permitted by the option agreement, by exchanging shares of Common Stock having a fair market value equal to the option exercise price, or by a combination of the foregoing.

     The Board of Directors may amend the Plan with respect to shares of Common Stock as to which options have not been granted. However, stockholders must approve any amendment that would (1) materially change the requirements as to eligibility to receive options; (2) increase the maximum number of shares of Common Stock in the aggregate that can be sold pursuant to options granted under the Plan (except for adjustments upon changes in capitalization); or (3) cause the Plan to not comply with Rule 16b-3 under the Exchange Act (or any successor rule or other regulatory requirements) of the Code.

     The grant of an option will not be a taxable event for an optionee or the Company as long as the exercise price of the option is substantial in relation to the fair market value of the Common Stock on the date of grant. Upon the exercise of nonincentive options, optionees will recognize income equal to the difference between the exercise price and the fair market value of the stock. If the Company complies with applicable withholding requirements, it will generally be entitled to a business expense deduction in the same amount and will generally be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes any ordinary income on exercise (subject to certain limitations). Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of an option, the optionee will have a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for nonincentive options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option) and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received, and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income.

     In the case of an incentive stock option, an optionee who satisfies certain requirements will not recognize income at the time the option is exercised (except that the alternative minimum tax may apply) and will recognize long term capital gain upon a subsequent disposition of the shares if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. To qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company from the date of the option is granted through a date within three months before the date of exercise of the option. The three-month period is extended if the optionee's termination of employment results from death or disability.

     If all of the foregoing requirements are met except for the one-year or two-year holding period mentioned above, the optionee will recognize ordinary income upon the disposition of the stock in an amount equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price. The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

     If an optionee exercises an incentive stock option by tendering of shares of Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above).

     Under Section 162(m) of the Code, which was enacted in 1993, if the optionee is one of certain specified executive officers of a publicly held corporation, then, unless certain exceptions apply, the employer is not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of stock options, to the extent such compensation in the aggregate exceeds $1,000,000 for the taxable year. If options granted pursuant the Plan are exercised by any of certain senior executive officers in an amount such that, given the then prevailing value of the Common Stock, the officer realizes total compensation for the taxable year in excess of $1,000,000, Section 162(m) may limit the total deduction allowable.

     The Board of Directors recommends a vote "FOR" Proposal 2.

             RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                               (Proposal 3)

     The Board of Directors of RSI has appointed Coopers & Lybrand L.L.P. as independent auditors to audit the books and accounts of RSI for the year ending December 31, 1996, and recommends that the appointment of such auditors be ratified by the shareholders. Coopers & Lybrand L.L.P. completed the audit of the books and accounts of RSI for the fiscal year ended December 31, 1995, and has been RSI's independent auditor since September 13, 1993. The Board of Directors believes that the selection of an independent auditor to audit the books and accounts of RSI prepared by management is an appropriate matter for shareholder consideration. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P. , the Board of Directors will consider the selection of another firm of independent certified public accountants to audit the books and accounts for RSI for the year ending December 31, 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have the opportunity to make a statement (if they so desire) and to be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" Proposal 3.

SHAREHOLDER PROPOSALS

     Any proposals by shareholders of RSI to be considered for inclusion in RSI's Proxy Statement relating to RSI's 1997 Annual Meeting of Shareholders must be in writing and received by RSI, at its principal office, no later than December 30, 1996.

GENERAL

     The Board of Directors knows of no other matters to be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of RSI.

     RSI HAS PROVIDED TO SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MAY 15, 1996, WITHOUT CHARGE, RSI'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995. ADDITIONAL COPIES WILL BE PROVIDED, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

                                   By Order of the Board of Directors

                                   RICHARD J. GIACCO
                                   Secretary
May 30, 1996

[Side one]
                                   PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        RHEOMETRIC SCIENTIFIC, INC.

     The undersigned hereby appoints Robert E. Davis, Richard J. Giacco, and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Rheometric Scientific, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's Headquarters, One Possumtown Road, Piscataway, New Jersey, on Thursday, June 20, 1996, at 10:00 A.M., and at any adjournment or adjustments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt of which is hereby acknowledged).

    (Continued, and to be marked, dated, and signed, on the other side)

[Side two]
                        Please mark     [    Box  ]
                           your votes as     [   with  ]
                            indicated in     [     X   ]
                               this example

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1.  ELECTION OF DIRECTORS

Nominees:                                                         WITHHELD
Robert E. Davis         Richard J. Giacco                 FOR    FOR ALL
Leonard Bogner          R. Michael Hendricks           [ BLANK]   [ BLANK ]
Alexander F. Giacco     Robert K. Prud'homme           [  BOX ]   [  BOX  ]

WITHHELD FOR: (Write that nominee's name in the space provided below).

__________________________________________________

                                                FOR    AGAINST  ABSTAIN
2.  APPOINTMENT                              [ BLANK ] [BLANK] [ BLANK ]
    OF INDEPENDENT                           [  BOX  ] [ BOX ] [  BOX  ]
    ACCOUNTANTS

3.  APPROVAL OF 1996                         [ BLANK ] [BLANK] [ BLANK ]
    STOCK OPTION PLAN                        [  BOX  ] [ BOX ] [  BOX  ]


    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.

Signature(s)______________________________________________________________
    NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.